Exhibit 21.1

List of Subsidiaries of Franklyn Resources III, Inc.

Sinoenergy Holding Limited - a British Virgin Island corporation

Qingdau Sinogas General Machinery Corporation - a wholly-owned foreign enterprise organized under laws of the Peoples’ Republic of China

Qingdao Sinogas Yuhen Chemical Equipment Co., Ltd. (80% owned by Qingdau Sinogas) - a corporation organized under laws of the Peoples’ Republic of China

Wuhan Sinoenergy (90% owned by Sinoenergy Holding and Quindao Sinogas) - a corporation organized under the laws of the Peoples’ Republic of China.